Exhibit 10.7

FIRST AMENDED AND RESTATED

IROQUOIS FEDERAL SAVINGS & LOAN ASSOCIATION

DIRECTORS’ NON QUALIFIED RETIREMENT PLAN

THIS INDENTURE is made this 10th day of October, 2006, serves to amend and restate the Directors Non Qualified Retirement Plan which has been in effect since October 1, 2005 by IROQUOIS FEDERAL SAVINGS & LOAN ASSOCIATION, a federally chartered mutual savings and loan association, (hereinafter called the “Company”).

INTRODUCTION

The Company desires to establish an unfunded plan for the purpose of providing a retirement benefit to directors and directors emeritus of the Company.

NOW, THEREFORE, the Company does hereby establish the Iroquois Federal Savings & Loan Association Directors’ Non Qualified Retirement Plan (the “Plan”), effective as of the Effective Date, to read as follows:

1

IROQUOIS FEDERAL SAVINGS & LOAN ASSOCIATION

DIRECTOR’S FEE CONTINUATION PLAN

ARTICLE 1

DEFINITIONS

Whenever used in this Plan document, the following terms have the meanings specified:

1.1 “Account” means the bookkeeping accounts established and maintained by the Plan Administrator, as adjusted for credits or charges.

1.2 “Accrual Balance” means the liability that should be accrued by the Company under generally accepted accounting principles (“GAAP”) for the Company’s obligation to the Director under this Plan, by applying Accounting Principles Board Opinion No. 12, as amended by Statement of Financial Accounting Standards No. 106, and the calculation method and discount rate specified hereinafter. The Accrual Balance shall be calculated based on the Director’s average annual cash compensation for the most recent three (3) year period as of the Effective Date projected forward to the Director’s Normal Retirement Age. The Accrual Balance shall be calculated assuming a level principal amount and interest as the discount rate is accrued each period. The principal accrual is determined such that when it is credited with interest each month, the Accrual Balance at Normal Retirement Age equals the present value of the normal retirement benefits described in Section 2.1.1. At the end of each Plan Year, the Accrual Balance shall be adjusted to reflect the Company’s obligation under Sections 2.1.1 in terms of the Director’s actual annual cash compensation for that Plan Year. The discount rate means the rate used by the Plan Administrator for determining the Accrual Balance. The rate is based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest  1/4%. The initial discount rate is 6.00%. In its sole discretion, the Plan Administrator may adjust the discount rate to maintain the rate within reasonable standards according to GAAP.

1.3 “Affiliate” means (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as is the Company and (b) any other trade or business (whether or not incorporated) under common control (within the meaning of Code Section 414(c)) with the Company.

1.4 “Annual Cash Compensation” means the base fee cash amount payable to a Director for service as such Director, but excluding any additional compensation otherwise payable by reason of his or her acting as chair of a committee or for service as Chairman of the Board during the Plan Year by the Company for his or her services as a Director.

1.5 “Beneficiary” means each designated person, or the estate of the deceased Director, entitled to benefits, if any, upon the death of the Director, determined according to Article 4.

1.6 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Director completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.7 “Board of Directors” means the Board of Directors of the Company.

1.8 “Change in Control” For purposes of this Plan, a “Change in Control” shall mean any of the following:

a)	there occurs a “change of control” of the Company, as defined or determined either by the Company’s primary banking regulator or under regulations promulgated by it;

b)	as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were directors of the Company before such transaction or event cease to constitute a majority of the board of directors of the Company or any successor to the Company;

c)	the Company transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Company; or

d)	the Company is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company.

A Change of Control shall not occur solely as a result of a conversion of the Company from the mutual to the stock form of organization or the reorganization of the Company into the mutual holding company form (with or without a stock issuance).

1.9 “Code” means the Internal Revenue Code of 1986, as amended.

1.10 “Company” means Iroquois Federal Savings & Loan Association.

1.11 “Director” means a director of the Company or an Affiliate.

1.12 “Disability” means a condition whereby a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continued period of not less than twelve (12) months.

1.13 “Early Retirement Date” means the date of the Director’s Termination of Service with the Company for reasons other than death, Disability, Termination for Cause, or termination under Article 5 of this Plan document, provided, however, that an Early Retirement Date may only occur following the later of the date the Director attains age sixty-five (65) or the date the Director has been continuously elected to the Board of Directors of the Company for ten (10) years.

1.14 “Effective Date” means October 1, 2005.

1.15 “Normal Retirement Age” means age seventy-two (72).

1.16 “Normal Retirement Date” means the date of the Director’s Termination of Service on or after the Director reaches Normal Retirement Age, other than a Termination of Service due to the Director’s death or due to a Termination for Cause.

1.17 “Participant” means any Director or former Director who has participated in the Plan, for so long as his or her benefits hereunder have not been entirely distributed from the Plan.

1.18 “Plan Administrator” means the plan administrator described in Article 8.

1.19 “Plan Year” means a twelve-month period commencing on July 1, and ending on June 30 of each year. The initial Plan Year shall commence on the Effective Date of this Plan and end on June 30 of the fiscal year in which occurs the Effective Date.

1.20 “Termination for Cause” and “Cause” for purposes of this Plan shall mean termination because of the recipient’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

ARTICLE 2

BENEFITS

2.1 Normal Retirement Benefit. Upon the Director’s Normal Retirement Date, the Director shall be eligible to receive the benefit described in this Section 2.1 in lieu of any other benefit under Article 2 of this Plan document.

2.1.1	Amount of Benefit. The amount of the annual benefit shall be equal to the average Annual Cash Compensation received for services for the most recently completed three (3) years immediately prior to retirement. The amount of the annual benefit for current director emeriti as of the date of plan adoption is equal to $8,400 per year.

2.1.2	Payment of Benefit. The Company shall pay the aggregate annual benefit described in Section 2.1.1:

(a)	to the current serving Directors and future directors over a ten (10) year period in twelve (12) equal monthly installments payable on the second Tuesday of each month, beginning with the month after the Director’s Normal Retirement Date.

(b)	to current Directors Emeritus over a five (5) year period in twelve (12) equal monthly installments payable on the second Tuesday of each month, beginning with the Effective Date of this plan.

2.2 Early Retirement Benefit. Upon the Director’s Early Retirement Date, the Director shall be eligible to receive the benefit described in this Section 2.2 in lieu of any other benefit under Article 2 of this Plan.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the Director’s Early Retirement Date.

2.2.2	Payment of Benefit. The Company shall pay the early retirement benefit to the Director over a ten (10) year period in twelve (12) equal monthly installments payable on the second Tuesday of each month, beginning with the month after the Director reaches his or her Early Retirement Date.

2.3 Disability Benefit. Upon the Director’s Termination of Service due to a Disability before reaching Normal Retirement Age, the Director shall be eligible to receive the benefit described in this Section 2.3 in lieu of any other benefit under this Plan.

2.3.1	Amount of Benefit. The annual benefit under this Section 2.3 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year immediately preceding the effective date of the Director’s Termination of Service.

2.3.2	Payment of Benefit. The Company shall pay the Disability benefit to the Director over a ten (10) year period in twelve (12) equal monthly installments payable on the second Tuesday of each month, beginning with the month after the Director’s Disability Date.

2.4 Change in Control Benefit. If, within twenty-four (24) months after a Change in Control, the Director leaves the Board for any reason, he or she shall be eligible to receive the benefit described in this Section 2.4 instead of any other benefit under Article 2 of this Plan.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is an amount equal to the Accrual Balance earned as of the last day of the Plan Year preceding the effective date of the Director’s Termination of Service.

2.4.2	Payment of Benefit. The Company shall pay the Change in Control benefit under Section 2.4 of this document to the Director in one lump sum within three (3) days after the Director’s removal from the Board of Directors of the Company.

2.5 Change in Control Payout of Normal Retirement Benefit, Early Retirement Benefit, or Disability Benefit Being Paid to the Director at the Time of a Change in Control. If a Change in Control occurs at any time during the period in which the Director is receiving payment of the benefit under Section 2.1, 2.2, or 2.3, the Company shall pay the remaining benefits due to the Director under the applicable section to the Director in a single lump sum payment within three (3) days after the Change in Control.

2.6 Petition for Payment of Normal Retirement Benefit, Early Retirement Benefit or Disability Benefit. If the Director is entitled to a benefit under Section 2.1, Section 2.2, or Section 2.3, the Director may petition the Board of Directors of the Company to have the Accrual Balance determined as of the date the Director becomes entitled to a benefit under Section 2.1, Section 2.2 or Section 2.3, as applicable, paid to the Director in accordance with and consistent with the provisions of Section 409A of the Internal Revenue Code of 1986. The Board of Directors of the Company may, in its sole and absolute discretion, pay the Accrual Balance to the Director in a manner consistent with and in conformance with Section 409A of the Internal Revenue Code of 1986. If the Accrual Balance is paid to the Director under this paragraph, the Company shall have no further obligations under this Plan.

ARTICLE 3

DEATH BENEFITS

3.1 Death During Active Service. If the Director dies while an active member of the Board of Directors of the Company, instead of any benefits payable under Article 2 of this Plan the Company shall pay to the Director’s Beneficiary the Accrual Balance as of the last day of the Plan Year immediately preceding the date of the Director’s death. The Company shall pay the death benefit under this Section 3.1 within thirty (30) days after the Director’s death.

3.2 Death During Benefit Period. If the Director dies after benefit payments under Article 2 of this Plan commences but before receiving all such payments, or if the Director is entitled to benefit payments under Article 2 but dies before payments commence, the benefits shall be payable to the Director’s Beneficiary in accordance with the applicable payment provisions of Article 2, but payments shall commence on the second Tuesday of the month after the date of the Director’s death. Payments shall continue to be made to the Beneficiary in the same amounts they would have been made to the Director had the Director survived.

3.3 Death of Director serving as a Director Emeritus at plan inception. If such Director Emeritus dies after benefit payments under Article 2 of this Plan commences but before receiving all such payments, the obligations of the Company under this plan to that director emeritus ceases and no additional payments are due or payable.

ARTICLE 4

BENEFICIARIES

4.1 Beneficiary Designations. The Director, but not the Director Emeritus included in this plan, shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Plan upon the death of the Director. The Beneficiary of the Director as designated under this Plan may be the same as or different from the beneficiary designation under any other benefit plan of the Company in which the Director participates.

4.2 Beneficiary Designation: Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Director’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Director and accepted by the Plan Administrator before the Director’s death.

4.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received in writing by the Plan Administrator or its designated agent.

4.4 No Beneficiary Designation. If the Director dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director’s spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be distributed to the personal representative of the Director’s estate.

4.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Company may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Company from all liability for the benefit.

ARTICLE 5

GENERAL LIMITATIONS

5.1 Termination for Cause. If the Director experiences a termination which is a Termination for Cause, notwithstanding any provision of this Plan to the contrary, the Company’s obligations in regard to that Director under this Plan shall terminate as of the effective date of the Termination for Cause.

5.2 Golden Parachute Payments Prohibited. Any payments made pursuant to this Agreement are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k), 12 C.F.R. Part 359 and 12 C.F.R. Section 545.121 and any rules and regulations promulgated thereunder.

ARTICLE 6

CLAIMS AND REVIEW PROCEDURES

6.1 Claims Procedure. A person or beneficiary (a “claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2	Timing of Company Response. The Company shall respond to such claimant within ninety (90) days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3	Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

6.1.3.1	The specific reasons for the denial,

6.1.3.2	A reference to the specific provisions of the Plan on which the denial is based,

6.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

6.1.3.4	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

6.1.3.5	A statement of the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2	Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3	Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4	Timing of Company Response. The Company shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60)-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5	Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth –

6.2.5.1	The specific reasons for the denial,

6.2.5.2	A reference to the specific provisions of the Plan on which the denial is based,

6.2.5.3	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

6.2.5.4	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 7

MISCELLANEOUS

7.1 Amendments and Termination. The Board of Directors may terminate this Plan at any time. Termination of the Plan will not affect rights and obligations theretofore granted and then in effect. The Board of Directors may at any time, without limitation, and from time to time modify or amend this Plan in any respect whatsoever, provided, however, that no termination, modifications or amendment to the Plan, shall, without the consent of the participant, alter or impair the rights of such participant, unless such termination, modifications or amendment to the Plan are made in compliance with any law or regulation applicable to the Plan, or are required to avoid any penalties or excise taxes relating to such laws or regulations.

7.2 Binding Effect. This Plan shall bind the Company and their successors, administrators, and transferees.

7.3 Non-Transferability. Director benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

7.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided by this Plan.

7.5 Applicable Law. Except to the extent preempted by the laws of the United States of America, the validity, interpretation, construction, and performance of this Plan shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflict of laws of such state.

7.6 Unfunded Arrangement. The Director, Director Emeritus and the Director’s Beneficiary are general unsecured creditors of the Company for the payment of benefits under this Plan. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life is a general asset of the Company to which the Director and Beneficiary have no preferred or secured claim.

7.7 Severability. If any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, such invalidity shall not affect the remainder of the provision, and the remainder of such provision together with all other provisions of this Plan shall continue in full force and effect to the full extent consistent with law.

7.8 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

7.9 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Director if addressed to the address of the Director on the books and records of the Company at the time of the delivery of such notice, and properly addressed to the Company if addressed to the Board of Directors, Iroquois Federal Savings & Loan Association, 201 E. Cherry St., Watseka, IL.

7.10 Entire Document. This document constitutes the entire Plan. No rights are granted to any Director under this Plan other than those specifically set forth herein.

7.11 Payment of Legal Fees. In the event litigation ensues between the parties concerning the enforcement of the obligations of the parties under this Plan, the Company shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Company prevails on the substantive merits of the material claim in dispute in such litigation, the Company shall be entitled to receive from the Director all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Company on behalf of the Director in connection with such litigation, and the Director shall pay such costs and expenses to the Company promptly upon demand by the Company.

ARTICLE 8

ADMINISTRATION OF PLAN

8.1 Plan Administrator Duties. This Plan shall be administered by a Plan Administrator consisting of the Board of Directors of the Company or such committee or person(s) as the Board of Directors of the Company shall appoint. The Plan Administrator shall also have the discretion and authority to (a) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve any and all questions, including interpretations of this document, as may arise in connection with the Plan.

8.2 Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Company.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. No Director or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the discount rate and calculation method described in Section 1.1.

8.4 Indemnity of Plan Administrator. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this document, unless such action or omission is attributable to the willful misconduct of the Plan Administrator or any of its members. The Company shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5 Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of the Director and such other pertinent information as the Plan Administrator may reasonably require.

IN WITNESS WHEREOF, the Board of Directors of the Company and the Company have approved this First Amended and Restated Plan as of the date first written above.

By:

Its:

BENEFICIARY DESIGNATION

DIRECTORS’ NON QUALIFIED RETIREMENT PLAN AGREEMENT

I,             , designate the following as beneficiary of any death benefits under this Non Qualified Retirement Plan Agreement –

Primary:

                .

Contingent:

                                                                                                                                                                                                                     .

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

Date:	, 2005

Accepted by the Company this day of , 2005.

By:

Print Name:

Title: